Exhibit 8.1

List of Significant Subsidiaries:

	Percentage of
Name	ownership	Registered office	Activity
Spagnesi SpA	99.95	Quarrata, Italy	(1)
Italsofa Bahia Ltda	97.99	Bahia, Brazil	(1)
Italsofa (Shanghai) Ltd	100.00	Shanghai, China	(1)
Italsofa Romania Srl	100.00	Baia Mare, Romania	(1)
Minuano Nordeste S.A.	100.00	Pojuca, Brazil	(1)
Natco SpA	99.99	Santeramo in Colle, Italy	(2)
I.M.P.E. SpA	90.83	Qualiano, Italy	(3)
Natuzzi Americas, Inc	100.00	High Point, NC, U.S.A.	(4)
Natuzzi Asia Ltd	100.00	Hong Kong, China	(4)
Natuzzi Ibérica S.A.	100.00	Madrid, Spain	(4)
Natuzzi (Switzerland) AG	97.00	Dietikon, Switzerland	(4)
Natuzzi Nordic A/S	100.00	Copenhagen, Denmark	(5)
Natuzzi Benelux NV	100.00	Herentals, Belgium	(5)
Natuzzi Germany GmbH	100.00	Düsseldorf, Germany	(5)
Natuzzi United Kingdom Ltd	100.00	West Thurrock, U.K.	(6)
Esmeralda Holdings Ltd	100.00	West Thurrock, U.K.	(4)
Kingdom of Leather Ltd	100.00	West Thurrock, U.K.	(4)
Natuzzi Trade Service Srl	100.00	Bari, Italy	(7)
Natuzzi Netherlands Holding BV	100.00	Amsterdam, Netherlands	(6)

(1)	Manufacture and distribution
(2)	Intragroup leather dyeing and finishing
(3)	Production and distribution of polyurethane foam
(4)	Distribution
(5)	Commercial and marketing services
(6)	Investment holding
(7)	Services